SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

                              FORM 8-K

                           CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                           March 25, 2013
                           Date of Report
                  (Date of Earliest Event Reported)

                  ESSENTIAL TELECOMMUNICATIONS, INC.
        (Exact Name of Registrant as Specified in its Charter)

                  BEACHGATE ACQUISITION CORPORATION
        (Former Name of Registrant as Specified in its Charter)

Delaware                       000-54825                 46-1856006
(State or other           (Commission File Number)      (IRS Employer
jurisdiction                of incorporation)        Identification No.)

                         705 Commerce Street
                        Southlake, Texas 76092
              (Address of Principal Executive Offices)

                         215 Apolena Avenue
                   Newport Beach, California 92662
            (Former Address of Principal Executive Offices)

                           855-793-2223
                (Registrant's Telephone Number)

ITEM 3.02 Unregistered Sales of Equity Securities

     On March 26, 2013, Essential Telecommunications, Inc.. (formerly Beachgate Acquisition Corporation) (the "Registrant" or the "Company") issued 1,000,000 shares of its common stock pursuant to Section 4(2) of the Securities Act of 1933 at par representing 67% of the total outstanding 1,500,000 shares of common stock.

ITEM 5.01     Changes in Control of Registrant

    On March 25, 2013, the following events occurred which resulted in a change of control of the Registrant:

    1. The Registrant redeemed an aggregate of 19,500,000 of the then 20,000,000 shares of outstanding stock at a redemption price of $.0001 per share for an aggregate redemption price of $1,950.

    2.   The then current officers and directors resigned.

    3.   New officer(s) and director(s) were appointed and elected.

    The disclosure required by Item 5.01(a)(8) of Form 8-K was previously filed with the Securities and Exchange Commission on Form 10-12G filed on October 10, 2012 as supplemented by the information contained in this report.

    The Registrant anticipates that it will develop operations as an wireless ETC telecommunication company. An ETC (eligible telecommunications carrier) is a government assisted wireless telecommunications provider offering free wireless phones and services for low-income subscribers through a federal mandated low-income assistance program (Lifeline).

ITEM 5.02     Departure of Directors or Principal Officers;
              Election of Directors

    On March 25, 2013, James M. Cassidy resigned as the Registrant's president, secretary and director.

    On March 25, 2013, James McKillop resigned as the Registrant's vice president and director.

    On March 25, 2013, the following individuals were named as the directors of the Registrant:

              Louis A. White (chairman)
              David F. Martin
              Bassam Abdallah

    On March 25, 2013, the following individuals were appointed to the following offices of the Registrant:

              David F. Martin          Chief Executive Officer
              Bassam Abdallah          Chief Operating Officer


    Louis A. White is the founder of two ETC (Eligible Telecommunications Carrier) companies which operate in the Lifeline market: Assist Wireless, LLC and US Connect, LLC. Assist Wireless was founded in November 2010 and has an estimated current annual revenue of $40MM and US Connecti, LLC was founded in August, 2011 and has an estimated current annual revenue of $8.6 MM. Mr. White is the founder and Chief Executive Officer of ReWireless, LLC and ASAP Distributors, LLC which have distributed over 300,000 free wireless phones. Mr. White has worked in the internet, electricity, and telecommunications for his entire career and has a special expertise in providing guidance to a start-up company from the conceptual phase to the operational phase and exit phase. Mr. White has served as an advisor to Georgia State's Business School and has been honored by that school was a success model case study at the Georgia State University Business School. Mr. White studied pre-law with a business administration focus at The Ohio State University and earned a paralegal degree from the Columbus Paraprofessional Institute. He served on the Operating Committee of the MIT Enterprise Committee of Atlanta and was an honorary member of the Business Advisory Council for the National Republican Congressional Committee.

    David F. Martin has worked in the distribution, warehousing, inventory control and logistics areas since 1988 with a special knowledge of the international environment and foreign trade zones. Throughout his career, Mr. Martin has consistently decreased departmental and company loss and increased efficiency and productivity. He has worked as a consultant analyzing business processes and advising new business strategies and models to increase operational efficiency. Mr. Martin is a graduate of the University of Texas at Arlington and holds a Bachelor of Science degree in Business Administration.

    Bassam Abdallah received his Bachelor of Science degree in Computer Science in 1983 from DePaul University. From 1983 to 1988, Mr. Abdallah worked as computer program at Isticharat and then with the California Judicial Council. In 1998 Mr. Abdallah determined to change career paths and entered the telecommunications field. From 1998 to 2008, Mr. Abdallah worked with Global Connections where he supervised the in-house development of the company's software applications. Mr. Abdallah is a Board Member of the NALA Organization. With expertise in the 1996 deregulation code and its impact on the telecommunication industry, Mr. Abdallah has assisted in effectively negotiating interconnection agreements with other telecommunication companies. Mr. Abdallah diligently maintains currency and develops his expertise on networking, voice components, switches, common transport, loops and ports. This expertise is crucial to participate in the ATT User Group meetings which allow Global Connections to discuss the issues between Bellsouth and the CLEC community in order to improve productivity. Mr. Abdallah was in charge of cost control for Global Connection for eight years during which time the company showed strong profits. Mr. Abdallah has a valuable knowledge of VOIP technology and an expertise in how data flows between departments and how to make such communication flow efficient and effortless.

                    SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

                              ESSENTIAL TELECOMMUNICATIONS, INC.


Date: March 27, 2013        /s/ David F. Martin
                                Chief Executive Officer